UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
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NORTHERN GROWERS, LLC
(Name of Registrant As Specified In Its Charter)
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Northern Growers, LLC

48416 144th Street

Big Stone City, South Dakota 57216

NOTICE OF 2007 ANNUAL MEETING OF MEMBERS

TO BE HELD ON

JUNE 13, 2007

Members of Northern Growers, LLC:

Notice is hereby given that the 2007 Annual Meeting of Members of Northern Growers, LLC will be held at the Milbank High School Theater, 1001 East Park Avenue, Milbank, South Dakota, and will commence on June 13, 2007 at 7 p.m., local time, for the following purposes:

1.                                       To elect five individuals to the Board of Managers, four of whom will represent District One and one of whom will District Two. District One consists of South Dakota and all states lying to the north, south and west. District Two consists of Minnesota and all states lying to the south and east; and

2.                                       To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you have any questions regarding the information in the Information Statement, please call us at (605) 862-7902. The foregoing items of business are more fully described in the Information Statement accompanying this Notice.

Only members of record at the close of business on April 1, 2007 will be entitled to notice of the Annual Meeting and to vote on items of business before or at the Annual Meeting. Our Board of Managers is not aware of any other business to come before the Annual Meeting.  Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting. All members are cordially invited and encouraged to attend the Annual Meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Steve Street
Steve Street
President of the Board of Managers
Big Stone City, South Dakota
April 30, 2007

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE.  WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

Northern Growers, LLC

48416 144th Street

Big Stone City, South Dakota 57216

INFORMATION STATEMENT

2007 ANNUAL MEETING OF MEMBERS

JUNE 13, 2007

VOTING INFORMATION

You may only cast your membership vote by attending the Annual Meeting of Members of Northern Growers, LLC (also referred to in this Information Statement as the “Company,” “we,” “our,” or “us”) to be held at 7:00 p.m. on June 13, 2007, at the Milbank High School Theater, 1001 East Park Avenue, Milbank, South Dakota or at any adjournment thereof.

Outstanding Capital Units and Voting Rights

Members of record at the close of business on April 1, 2007 are entitled to vote and attend the Annual Meeting.  As of that date, we had a total of 50,628,000 Class A Capital Units issued and outstanding, held by 896 members. Ten percent (10%) of the members or a total of 90 members, represented in person at the meeting, will constitute a quorum and a meeting of the members.

Each member may cast only one vote on each matter coming to a vote of the members, regardless of the number of Class A Capital Units owned by such member. A detailed explanation of your voting rights and the procedures for voting can be found under the “Voting Instructions and Procedures” description within the item to be presented to the members for vote.

This Information Statement is being mailed to our members on or before May 14, 2007.  Our 2006 Annual Report on Form 10-K is also being mailed to members with this Information Statement.

Attendance and Voting at the Annual Meeting

You are only entitled to vote at the Annual Meeting by attending the meeting and submitting your vote in person.  We are NOT asking for a proxy or a ballot – you are requested not to send us a proxy or ballot.  You may only vote by attending the Annual Meeting.

If you have any questions regarding this Information Statement, please call Kari Morrill, our membership coordinator, at (605) 862-7902.

MATTER TO BE VOTED UPON

The only matter for the 2007 Annual Meeting is the election of five managers to the Board for three-year terms. The managers will represent District One, which consists of South Dakota and all states lying to the north, south and west, and District Two, which consists of Minnesota and all states lying to the south and east.  Members residing in District One will cast ballots and elect four managers to the Board. Members in District Two will cast ballots and elect one manager. The following nominees have been nominated by our Nomination Committee for the 2007 election:

District One

Name	Term Expiration
Leroy Bergan	2010
Robert Metz	2010
Ron Olson	2010
Steve Street	2010

District Two

Name	Term Expiration
Jeff Olson	2010

The Board has not taken a position on recommending any of the above nominees for election by the members.

Voting Instructions and Procedures

Each member is entitled to cast one vote for each matter to be voted on at the 2007 Annual Meeting, regardless of the number of capital units he or she owns. For purposes of the 2007 Annual Meeting, because we will be electing four managers to the Board from District One, there are four matters to be voted on by the members from this district. This means that if you reside in District One, you may cast a vote four separate times for any of the four nominees. For example, you may cast one vote for any of the nominees, cast a second vote for a second nominee, cast a third vote for a third nominee, and cast a final vote for a fourth nominee. If you reside in District Two, there is just one nominee for which to cast your vote.

The voting district for individual members is determined by the location of your residence, and members that are partnerships, firms, corporations, unincorporated associations, or cooperatives are included in the district where your principal executive office is located.

Information About Nominees

Our members will elect five managers to the Board, each to serve three-year terms. The following contains certain information with respect to the nominees for managers of the Board, each of whom has indicated their willingness to serve:

Name, Address and Board Position, if any	District	Age	Board Member Since	Background
LeRoy Bergan 15445 442nd Avenue, Florence, SD 57235	One	69	—

Leroy is a retired farmer who farmed for over 30 years. He is currently an independent wellness consultant for Nikken, Inc., of Irvine, California, and has served since 1991 on the board of directors for Codington-Clark Electric Coop, Inc., representing District 3. He graduated from South Dakota State University, Brookings, South Dakota, in 1959 with a Bachelor of Science Degree in Agriculture Education and in 1969 with a Masters of Education.

Robert Metz 46602 127th Street Browns Valley, Minnesota 56219 Vice President	One	49	1999

Robert has been a farmer for the past 31 years. He represents South Dakota as chairman of the American Soybean Association and serves as post chairman of the National Bio-Diesel Board. He serves as a member of the South Dakota Corn Growers Association and Farm Credit Ag Advisory board, and is trustee of St. Anthony’s Catholic Church. He is also a former board member of the Browns Valley School District and the Browns Valley Community Elevator.

Name, Address and Board Position, if any	District	Age	Board Member Since	Background
Jeff Olson 2494 300th Street Madison, Minnesota 56256	Two	44	2004

Jeff has been a farmer for the past 21 years. He currently serves as a director of the Lac Qui Parle County Planning and Zoning Committee. He graduated from South Dakota State University, Brookings, South Dakota, in 1985 with a Bachelor of Science Degree in Agriculture Education.

Ronald Olson 44228 150th Street Waubay, South Dakota 57273	One	41	1999

Ron has been a farmer for the past 19 years. He currently serves as a director of the National Corn Growers and South Dakota Corn Utilization Council. He is also a deacon of the Egeland Lutheran Church. He graduated from South Dakota State University, Brookings, South Dakota, in 1986 with a Bachelor of Science Degree in Agriculture.

Steve Street 16153 486th Avenue Revillo, South Dakota 57259 President	One	54	1999

Steve has been a farmer for over 31 years. He currently serves as a State Representative for District 4 in the State of South Dakota Legislature, as well as a director of the South Dakota Corn Utilization Council. He is also treasurer of Adams Township and was formerly president of the Revillo Grain Elevator. He graduated from South Dakota State University in Brookings, South Dakota, in 1972 with a Bachelor of Science Degree in Agronomy.

INFORMATION ABOUT CURRENT BOARD OF MANAGERS

The table below describes important information about the managers of the Board whose term of office will continue after the 2007 Annual Meeting.  Mr. Dennis Flemming is not seeking re-election.

Name, Address and Board Position, if any	District	Age	Board Member Since	Term Expiring	Background
Ronald Anderson 47895 S.D. Hwy. 158 LaBolt, South Dakota 57246	One	62	1999	2009

Ron has been a farmer for nearly 42 years. He served as a director of the Nassau Farmers Elevator for 12 years and as its chairman for six years. He assisted with the organization of the Grant County Soybean Association, serving as its president for six years. He is an active member of American Lutheran Church in Milbank, South Dakota. He attended Augustana College, Sioux Falls, South Dakota for one year before returning to farming in 1964.

Name, Address and Board Position, if any	District	Age	Board Member Since	Term Expiring	Background
Wendell Falk 45384 154th St. South Shore, South Dakota 57265	One	35	2005	2008

Wendell has been a farmer for the past 10 years. He and his wife own and operate Wendell Falk Farms. He graduated from South Dakota State University, Brookings, South Dakota, in 1992 with an Associate Degree in General Agriculture.

R. Lars Herseth 39949 114th Street Houghton, South Dakota 57449	One	60	2003	2009

Lars has been a farmer since 1969. He is a former State Representative and State Senator with the South Dakota Legislature, serving for 12 years and 8 years, respectively. He currently serves as a director of the American Coalition of Ethanol and as a member of the South Dakota Corn Utilization Council. He graduated from the University of South Dakota, Vermillion, South Dakota, in 1969 with a Bachelor of Arts Degree in Government and History.

Mark Lounsbery 16453 482nd Ave. Revillo, South Dakota 57259	One	58	1999	2008	Mark has been a farmer for the past 35 years. He is a former director of the South Dakota Corn Utilization Council and is a current director of the American Corn Growers Association.

Robert Narem 14313 469th Ave. Twin Brooks, South Dakota 57269 Chief Executive Officer	One	51	1999	2008

Robert has been employed with Soil Consultant, Inc. as an agronomist since 1982 and serves as its president. He is a member of the South Dakota Independent Crop Consultant Association, vice president of the South Dakota Certified Crop Advisor Committee, and supervisor of Kilborn Township. He is board member of Mountain View Harvest Coop and Gerald, LLC, a commercial baking company. He graduated from South Dakota State University, Brookings, South Dakota, in 1977, and in 1982 with a Masters of Science in Agronomy.

Heath Peterson 16948 482nd Ave. Revillo, South Dakota 57259	One	36	2006	2009

Heath has been a farmer for 16 years. He formerly served as a director of the Revillo Farmers Elevator Board and member of the Zoar Church Council, and currently serves as a member of the South Dakota Corn Growers Association. He graduated from Lake Area Vocational School in 1992.

Delton Strasser 13975 SD Hwy. 123 Wilmot, South Dakota 57279 Secretary/Treasurer	One	62	1999	2009

Del has been a farmer for over 38 years. He is president of the board of Northern Lights Ethanol (d/b/a POET Biorefining - Big Stone) and president of Zion Community Church. He is a former director and chairman of the South Dakota Corn Utilization Council and former director of National Corn Growers Association. He attended Trinity College in Chicago, Illinois, for one year.

Name, Address and Board Position, if any	District	Age	Board Member Since	Term Expiring	Background
Bill Whipple 13453 460th Avenue Wilmot, South Dakota 57279	One	62	1999	2008

Bill has been a farmer for over 32 years with Whipple Ranch, Inc., where he is president and manager. He currently serves as a director of the South Dakota Corn Growers Association. He graduated from South Dakota State University, Brookings, South Dakota, in 1969 with a Bachelor of Science Degree in Animal Science.

Robert Wittnebel 2971 121st Ave. Nassau, Minnesota 56257	Two	67	2002	2008

Robert has been a farmer for over 37 years. He is a member of the American Legion, VFW, and Trinity Lutheran Church. He also serves as a director of Hilltop Residence and Madison Lutheran Home. He graduated from South Dakota State University, Brookings, South Dakota, in 1961 with a Bachelor of Science Degree in Agricultural Education.

Determination of Manager Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and the continuing Board under the corporate governance rules of the Nasdaq Stock Market (“NASDAQ”). The Board has determined that all of the nominees and continuing managers of the Board are independent under NASDAQ corporate governance rules with the exception of Bob Narem. Mr. Narem is not independent because of his service as an executive officer of the Company and not due to any other transactions or relationships.

Meetings of the Board of Managers

The Board held eight regularly scheduled meetings during the fiscal year ended December 31, 2006.  Each manager of the Board attended at least 75% of the meetings of the Board and committee on which he served during the year ended December 31, 2006. In addition, each manager of the Board was present at last year’s annual meeting in June.

Committees of the Board of Managers

The Board has an Audit Committee and Nomination Committee, but does not have a standing Compensation Committee. There is no standing compensation committee because the Board believes that management’s size and structure make the need for a separate committee unnecessary; therefore, the entire 14 members of the Board participate in the consideration of executive officer and manager compensation.  The scope, role, and authority of the Board in determining Board and executive compensation is discussed below under “Compensation Analysis and Discussion.”

Audit Committee

Charter, Composition, Meetings and Financial Expert

The Audit Committee operates under a charter adopted by the Board, a copy of which was attached to the Information Statement for the 2005 Annual Meeting as Appendix I. Our

Audit Committee reviews the services provided by our independent auditors, consults with our independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls.  Under the charter, the Audit Committee must have three members, each of whom are independent within the meaning of the SEC and NASDAQ, with one exception.  Under the exception, a member is not precluded from serving on the Audit Committee as a result of a payment received from our subsidiary, Northern Lights Ethanol, LLC (d/b/a POET Biorefining - Big Stone), for the sale and delivery of corn to the plant.  The Audit Committee is comprised of the following members:  Robert Wittnebel, who serves as chairman of the committee, Ron Anderson, Robert Metz, and Bill Whipple.  All of the Audit Committee members are independent within the meaning of the rules of NASDAQ. The Audit Committee held five meetings during the fiscal year ended December 31, 2006.

None of the Audit Committee members is an “audit committee financial expert,” as defined by the SEC. The primary reason for this is that we are located in an agricultural and rural area and the overwhelming majority of our members are independent farmers who principally reside in South Dakota, Minnesota and neighboring states. This makes it difficult to find individuals who have the necessary background and experience to meet all of the qualifications of a financial expert. Nonetheless, we believe the collective experience and backgrounds of the Audit Committee enable them to provide necessary oversight and safeguards. In addition, POET Plant Management, LLC (f/k/a Broin Management, LLC), the manager of POET Biorefining - Big Stone, provides us with certain oversight and expertise in accounting, financial and administrative matters on which the Audit Committee may rely, if necessary.

Audit Committee Report

The following Audit Committee Report was delivered to our Board by the Audit Committee on March 9, 2007.  The Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The Audit Committee oversees our accounting and financial reporting process and assists the Board in fulfilling its oversight responsibilities.  Our management has the primary responsibility for the financial statements and the reporting process.  Our independent auditor is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2006.  The Audit Committee has discussed with Eide Bailly the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.  The Audit Committee has received and reviewed the written disclosures and the letter from Eide Bailly required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Public Company Accounting Oversight Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE AUDIT COMMITTEE,

Robert Wittnebel, Chair

Ron Anderson

Robert Metz

Bill Whipple

Independent Accountants

Audit Fees.  Eide Bailly has billed us a total amount of $88,900 and $79,311 in December 31, 2006 and December 31, 2005, respectively, for professional services rendered for the audit of the Company’s various financial statements, and the reviews of the financial statements included in the Company’s Form 10-Q for the 2006 and 2005 fiscal years.

Audit-Related Fees.  Eide Bailly did not perform any audit-related services as of December 31, 2006 and December 31, 2005.

Tax Fees.  Eide Bailly has billed us a total amount of $12,660 and $14,359 for professional tax services rendered as of December 31, 2006 and December 31, 2005, respectively. The tax services included preparation of federal tax returns and consultation regarding federal tax laws.

All Other Fees.  Eide Bailly has billed us a total of $0 and $0 for all other services rendered as of December 31, 2006 and December 31, 2005.

Audit Committee Pre-Approval Policy

Before our independent auditor, Eide Bailly, can complete any audit or non-audit related service, the definitions of which can be found in our Audit Committee Charter, the Audit Committee is required to pre-approve the necessary service. Each service of Eide Bailly is required to be pre-approved in writing indicating the service to be performed and the costs related to such service.  The Audit Committee is prohibited from approving any service if it determines that the independence of Eide Bailly may be impaired in connection with its audit service function. Eide Bailly is also prohibited from performing certain non-audit services as defined under the Audit Committee Charter. During 2006, all such non-audit fees were pre-approved by the Audit Committee.

Nomination Committee

 The Nomination Committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.northernlightsethanol.com or www.poetenergy.com, then clicking “Become an Investor.”  The Nomination Committee is currently comprised of three managers on the Board— Ron Anderson, Delton Strasser and Bob Wittnebel, each of whom is independent within the meaning of the corporate governance rules under NASDAQ. The Nomination Committee held one meeting during the fiscal year ended December 31, 2006.

The Nomination Committee oversees the identification, evaluation and recommendation of individuals qualified to be managers of the Board of the Company. The major responsibilities of the Nomination Committee are:

•      Develop a nomination process for candidates for the Board;

•      Establish criteria and qualifications for membership on the Board;

•      Identify candidates to fill positions on the Board;

•      Fill vacancies on the Board; and

•      Recommend to the Board candidates for election or reelection.

Nomination of Managers

The Nomination Committee does not have an official policy regarding the consideration of candidates recommended by members. However, our operating agreement requires that all persons serving on the Board be members, or representatives of members, of the Company. Moreover, historically, the Nomination Committee identifies potential candidates to the Board by soliciting all members annually to submit nominations of members for the election to the Board. In addition, the Nomination Committee may identify potential candidates by directly contacting members whom it believes would be a good candidate to the Board in light of specific qualities, skills or needs of the Board.

Before the Nomination Committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events within a prescribed period of time; the person must be “independent” as defined by the SEC and the corporate governance rules under NASDAQ (except that a person is not prohibited from serving if he or she receives payment for the sale and delivery of corn to the plant); the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background, and community and organization involvement; and the person must possess certain qualities such as sound ethics, loyalty and commitment, and an ability to analyze and communicate effectively and work with others.

As in prior years, in preparation of the 2007 Annual Meeting, the Nomination Committee actively solicited the Company’s members to submit nominations.  On January 29, 2007, the Nomination Committee notified all members of the opportunity to submit nominations to the Nomination Committee. Members interested in serving on the Board were required to return a nomination application to the Nomination Committee on or before March 20, 2007. In response to this notice, the Nomination Committee received a total of five nominations, four of whom are incumbents to the Board.  A similar process is expected to be used in preparation for the 2008 Annual Meeting.

The Nomination Committee approved and recommended that the nominations submitted by the members be included on the ballot for the 2007 Annual Meeting and election. The nominees for District One are Leroy Bergan, Robert Metz, Ron Olson and Steve Street, and for District Two is Jeff Olson.  Detailed information about each nominee is provided above in “Information About Nominees.”

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officer of Northern Growers, LLC

Our sole and principal executive and financial officer is set forth below.  This individual is also a manager of the Board and additional information about him can be found above under  “Information About Current Board of Managers.”

Name	Position
Robert Narem	Chief Executive Officer/Chief Financial Officer

Mr. Narem is primarily responsible for any day-to-day management of Northern Growers and overseeing its ownership interest in Northern Lights Ethanol, LLC (d/b/a POET Biorefining - Big Stone).

Management and Key Employee of the Ethanol Plant

Our principal business and asset is our majority ownership of Northern Lights Ethanol, LLC (d/b/a POET Biorefining - Big Stone).  POET Biorefining - Big Stone is an ethanol plant located in Big Stone City, South Dakota, with a soon-to-be production capacity of 75 million gallons of ethanol annually. We own a 77.16% interest in POET Biorefining - Big Stone, with Broin Investments I, LLC, owning the remaining interest.

POET Biorefining - Big Stone’s board of managers consists of seven individuals.  Broin Investments I elects two persons and we elect five persons to POET Biorefining - Big Stone’s board of managers.  Our current representatives to POET Biorefining - Big Stone’s board of managers, each of whose biographical information is provided above, are the following: Ron Anderson, Lars Herseth, Delton Strasser, Steve Street, and Bob Wittnebel.  Broin Investments I’s representatives are Jeff Broin and Larry Ward.  Jeff Broin, 42, is chief executive officer and owner of POET, LLC (f/k/a Broin Companies, LLC), which owns and controls all of the POET-related companies with which POET Biorefining - Big Stone does business, including POET Design and Construction, Inc. (f/k/a as Broin and Associates, Inc.), POET Plant Management, LLC (f/k/a Broin Management, LLC), POET Research, Inc. (f/k/a Broin Research, Inc.), Ethanol Products, LLC (d/b/a POET Ethanol Products), and POET Nutrition, Inc. (f/k/a Dakota Gold Marketing). Larry Ward, 50, is an employee at POET, LLC, whose title is Vice President of Project Development.

The day-to-day operations of POET Biorefining - Big Stone are managed by POET Plant Management, LLC (f/k/a Broin Management, LLC).  POET Plant Management employs two individuals who serve as the general manager and technical manager of the plant and compensates them directly for their services. The general manager of the plant is Blaine Gomer. Mr. Gomer, 45, graduated from South Dakota State University, Brookings, South Dakota, in 1986 with a Bachelor of Science Degree in Agriculture, majoring in Dairy Science (Manufacturing) with a minor in Microbiology.  He also received an Associate of Applied Science Degree in Engineering/Architectural Drafting from Lake Area Technical Institute in Watertown, South Dakota, in 1981.  His management experience and positions previous to being general manager are as follows: regional operations manager, Leprino Foods Company, Norfolk, Nebraska from 1998 to 2002; plant manager, Dairy Farmers of America, Inc., Hartington, Nebraska from 1994 to 1998; plant manager, Dairy Farmers of America Inc., Willows, California from 1992 to 1994, plus other middle management positions within the Dairy Farmers of America Inc. organization from 1986 to 1992. Currently, the plant is without a technical manager.

Family Relationships Between the Board Members, Executive Officers, Key Employees or Nominees

No family relationships exist between any of the managers of the Board, officer, key employee, or nominee of Northern Growers or POET Biorefining - Big Stone.

EXECUTIVE AND MANAGEMENT COMPENSATION

Compensation Discussion and Analysis.

Objectives of the Compensation Program

Our Board directly oversees the compensation that we pay to our principal executive and financial officer, Bob Narem, and, through our representation on the POET Biorefining - Big Stone’s board of managers, the compensation we pay to POET Plant Management, LLC and, therefore, its employees who work at the plant. We have not designated or created a separate compensation committee for this purpose.  Our compensation program is structured to reflect the unique corporate and ownership structure of the Company.  Because our principal business and asset is managing our ownership interest in POET Biorefining - Big Stone, the compensation we pay is designed to compensate Mr. Narem for overseeing our day-to-day operations as well as reward POET Plant Management and its employees for superior performance in running the day-to-day operations of POET Biorefining - Big Stone.

Elements in Compensation

This section is an overview of our compensation program for our principal executive officer, Bob Narem, and management of POET Biorefining - Big Stone.  Our compensation program is comprised of two primary elements: 1) the direct fees we pay to Bob Narem for the services he performs in overseeing the Company and managing our interest in POET Biorefining - Big Stone; and 2) the management fee that POET Biorefining - Big Stone pays to POET Plant Management, LLC for managing the day-to-day operations of POET Biorefining - Big Stone.

Our compensation program is structured based on our unique corporate and organizational structure which was formed in 2001. POET Biorefining - Big Stone was organized on February 14, 2001 based on a collaboration between our predecessor cooperative and representatives of POET, LLC (formerly known as Broin Companies, LLC).  Starting in 2000, both we and representatives of POET, LLC, became interested in building an ethanol plant in northeastern South Dakota.  As a cooperative, we had the ability to raise equity and obtain a corn supply from our members in a cost effective manner, but lacked certain expertise associated with building and managing an ethanol plant. Conversely, representatives of POET, LLC, possessed certain expertise in building and managing an ethanol plant but lacked the ability at the time to finance an ethanol plant and assure that the plant received an adequate corn supply. Consequently, both we and POET collaborated to form Northern Lights Ethanol, LLC, by entering into a member control agreement on February 20, 2001. Under the member control agreement, we set forth the current ownership and corporate structure of POET Biorefining - Big Stone whereby we own a controlling interest (77.16%) and POET, LLC owns the remaining interest (22.84%), as well as set forth the financing and corn supply terms and the general nature of managing and overseeing the plant. Specifically, it was agreed that general oversight of POET Biorefining - Big Stone would be done jointly between us and POET, LLC through a seven member board of managers, but that the day-to-day operations would be managed by POET Plant Management, LLC (f/k/a Broin Management, LLC) under a management agreement. Accordingly, POET Plant Management and its two employees, the general and technical manager, operate the day-to-day business of POET Biorefining - Big Stone. Our chief executive and financial officer, Bob Narem, works with the general manager and employees of POET Biorefining - Big Stone, to carry out his duties and responsibilities.

Our chief executive and financial officer, Bob Narem, has served in this position since September 11, 2003.  Mr. Narem does not receive a salary or bonus for his services as officer. He also does not receive any stock or incentive awards and does not receive any health-care, retirement or other benefits. His compensation is strictly based on services he performs on our behalf. He receives a fee of $250 for most services performed on our behalf, including reviewing financial reports, preparing and reviewing SEC reports and compliance matters, communicating between our Board and the general manger, and anything else relating to the oversight of the management of POET Biorefining - Big Stone.

POET Plant Management, LLC has managed POET Biorefining - Big Stone since operations began in 2002. Under a new management agreement entered into in April 2005, POET Biorefining - Big Stone pays POET Plant Management a fixed annual fee of $450,000, payable in equal monthly installments. The fee is adjusted annually for inflation based on the Consumer Price Index. The fee is paid to manage all operational and technical aspects of plant’s operations, and includes the salaries of the general manager, Blaine Gomer, and the technical manager, both of whom are employees and under the control of POET Plant Management.  In addition, POET Biorefining - Big Stone pays POET Plant Management an incentive fee of 5% of net income from plant operations. The fee is payable quarterly based on unaudited financial statements.  If at the end of the year, POET Biorefining - Big Stone has paid POET Plant Management more than 5% of total net income as part of this incentive fee, POET Plant Management is responsible to return the overpayment.  The management agreement between POET Biorefining and POET Plant Management is in effect until June 30, 2015. Except in limited circumstances, POET Biorefining - Big Stone may terminate the management agreement only for “cause.”  Cause is defined as: (i) POET Plant Management’s fraud, embezzlement or other illegal conduct, (ii) the termination or expiration of the license agreement, (iii) POET Plant Management’s substandard performance as compared to other similarly-size ethanol plants in the region not managed by POET Plant Management with such substandard performance lasting for a period of twelve consecutive months and/or (iv) POET Plant Management’s breach of the terms and conditions of the management agreement.

Board Report

The Board has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Board recommends that the Compensation Discussion and Analysis be included in the Company’s Information Statement. The report is provided by the Board who are the following:

BOARD OF MANAGERS
Ronald Anderson
Wendell Falk
Dennis Flemming
Lars Herseth
Mark Lounsbery
Robert Metz
Robert Narem
Jeff Olson
Ronald Olson
Heath Peterson
Delton Strasser
Steve Street
Bill Whipple
Robert Wittnebel

Summary Compensation Table

The tables below summarize the total compensation paid or earned by our CEO/CFO.  The amounts reported in the Summary Compensation Tables reflect actual amount paid during the year.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) See Note 2 (i)	Total ($) (j)
Robert Narem (1)	2006	$	NA	NA	NA	NA	NA	NA	$3,125	$3,125

(1)           Robert Narem is the Chief Executive and Financial Officer of the Company.

(2)          The amounts shown in this column include the items summarized in the following table:

ALL OTHER COMPENSATION TABLE

Name of Officer	See Note 3	Total All Other Compensation
Narem	$3,125	$3,125

(3) The amount shown in this column represents the Company’s total aggregate payment to Mr. Narem in 2006 for services performed on behalf of the Company at $250 per service item.

COMPENSATION OF MANAGERS

For their services on the Board of the Company, an individual receives compensation shown in the following table and explained in the accompanying notes. No employee, except Bob Narem, serves on the Board.

Name	Fees Earned or Paid in Cash See Note 1	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation	All Other Compensation See Note 2	Total ($)
Ronald Anderson	$1,750	—	—	—	—	—	$1,750
Wendell Falk	$1,250	—	—	—	—	—	$1,250
Dennis Flemming	$1,125	—	—	—	—	—	$1,125
Lars Herseth	$1,125	—	—	—	—	—	$1,125
Mark Lounsbery	$1,500	—	—	—	—	—	$1,500
Robert Metz	$1,750	—	—	—	—	—	$1,750
Robert Narem	$3,125	—	—	—	—	—	$3,125
Jeff Olson	$1,125	—	—	—	—	—	$1,125
Ronald Olson	$1,125	—	—	—	—	—	$1,125
Heath Peterson	$750	—	—	—	—	—	$750
Delton Strasser	$1,250	—	—	—	—	—	$1,250
Steve Street	$1,500	—	—	—	—	—	$1,500
Bill Whipple	$2,000	—	—	—	—	—	$2,000
Robert Wittnebel	$2,000	—	—	—	—	—	$2,000

(1)           Our Board receives a per diem fee for services performed on our behalf in the amount of $250 for each regular Board or committee meeting.  The Board also receives the same membership benefits as other Company members receive in proportion to their ownership of capital units in the Company.

(2)           Managers are reimbursed at current IRS rates for travel incurred for each board and committee meeting or function and when attending other events on behalf of the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES

The following tables sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers, nominees to the Board and any beneficial owner of more than 5% of any class of our capital units, as of April 30, 2007.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (in units)	Equity Percent of Class	Voting Percent of Class
Class A	South Dakota Corn Processors Fund P.O. Box 85102 Sioux Falls, South Dakota 57104	3,150,000	6.2%		*

Class A	Ronald Anderson, Manager(2)	160,000	*		*

Class A	Wendell Falk, Manager (3)	40,000	*		*

Class A	Dennis Flemming, Manager (4)	200,000	*		*

Class A	Lars Herseth, Manager	160,000	*		*

Class A	Mark Lounsbery, Manager(5)	240,000	*		*

Class A	Robert Metz, Manager(6)	200,000	*		*

Class A	Robert Narem, Manager, CEO/CFO(7)	120,000	*		*

Class A	Jeff Olson, Manager	40,000	*		*

Class A	Ronald Olson, Manager	200,000	*		*

Class A	Heath Peterson, Manager	120,000	*		*

Class A	Delton Strasser, Manager(8)	160,000	*		*

Class A	Steve Street, Manager(9)	320,000	*		*

Class A	Bill Whipple, Manager(10)	440,000	*		*

Class A	Robert Wittnebel, Manager	40,000	*		*

Class A	Managers and Executive Officers, as a Group	2,440,000	4.8%		*

*Percentage of capital units beneficially owned does not exceed 1% of the class.

(1)     The addresses for each of the individual managers listed above is set forth above under “Information About Current Board of Managers or” or “Information About Nominees.”

(2)     Includes 120,000 capital units owned of record by the Ronald Anderson Trust of which Mr. Anderson is the trustee.

(3)     Includes 40,000 capital units owned jointly with Mr. Falk’s wife.

(4)     Includes 40,000 capital units owned of record by Mr. Flemming’s wife, and 160,000 capital units owned jointly with Mr. Flemming’s three children. Mr. Flemming has chosen not to seek reelection and therefore will not longer serve on the Board after the Annual Meeting.

(5)     Includes capital units owned jointly with Mr. Lounsbery’s wife.

(6)     Includes 80,000 capital units owned of record by Mr. Metz’s wife.

(7)     Includes capital units owned of record by Soil Consultants, Inc. of which Mr. Narem is the owner.

(8)     Includes 160,000 capital units owned jointly with Mr. Strasser’s wife.

(9)     Includes 80,000 capital units owned of record by Mr. Street’s wife.

(10)   Represents capital units owned of record by Whipple Trust of which Mr. Whipple is trustee, and Whipple Ranch, Inc. of which Mr. Whipple is co-owner.

The following table sets forth the beneficial ownership of our outstanding capital units by the nominee that is not currently a member of the Board as of April 30, 2007:

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (in units)	Equity Percent of Class		Voting Percent of Class
Class A	Leroy Bergan	40,000		*		*

*Percentage of capital units beneficially owned does not exceed 1% of the class.

(1) Address for Mr. Bergan is listed above under “Information About Nominees.”

TRANSACTIONS WITH RELATED PERSONS

Our individual Board members, nominees to the Board, and officer have not entered into, and do not anticipate entering into, any contractual or other transactions between themselves and us, directly or indirectly, except for transactions identical to those provided to other our members such as corn delivery transactions. Board members receive a per diem fee and other reimbursement and compensation for their Board services, as described above.

Except as set forth under the Company’s operating agreement, the Company does not have any formal policies and procedures for the review, approval or ratification of transactions between individual Board members or officers and the Company. Under our operating agreement, all acts of the Board are required to be conducted by majority vote of disinterested persons serving on the Board. A disinterested person is defined as a person who does not have a financial interest in any contract or agreement, or whose family member does not have a financial interest in the same. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company. In 2006, the terms and conditions regarding a vote by disinterested Board members were fully complied with under our operating agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and managers of our Board, and persons who directly or indirectly own more than ten percent of a class of our Class A capital units, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”).  Executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our executive officers and managers of the Board, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2006, except a late filing of Form 3 for Heath Peterson after his election to the Board in 2006.

ANNUAL REPORT

Our annual report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements, which will accompany the mailing of this Information Statement, is not deemed a part of this Information Statement.

CODE OF ETHICS

All of the managers of the Board, officers and employees, are required to comply with the Company’s Code of Ethics. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:

Membership Coordinator

Northern Growers, LLC

c/o POET Biorefining - Big Stone

48416 144th Street.

Big Stone City, South Dakota 57216

 Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.

AUDIT MATTERS

A representative of the firm of Eide Bailly LLP is expected to be present at the 2007 Annual Meeting of Members.  Such representative will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from members.

MEMBERS’ PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2008 Annual Meeting of Members must be received by the Company no later than February 1, 2008. The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act of 1934.  It is suggested that the proposal be submitted by certified mail – return receipt requested.  Members who intend to present a proposal at the 2008 Annual Meeting of Members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal in writing no later than 60 days before the 2008 Annual Meeting.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

COMMUNICATIONS WITH THE BOARD

Members and other parties interested in communicating directly with the Board, or individual members of the Board, may do so by writing to the Board or to an individual member of the Board. Communications should be addressed to: Membership Coordinator—Northern Growers, LLC, c/o POET Biorefining - Big Stone, 48416 144th Street, Big Stone City, South

Dakota 57216.

“HOUSEHOLDING” OF PROXY MATERIALS.

The SEC has adopted rules that permit companies to satisfy delivery requirements for information statements with respect to two or more members sharing the same address by delivering a single information statement addressed to those members. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We household information materials, delivering a single information statement to multiple members sharing an address unless contrary instructions have been received from the affected members. Once you have received notice from us that we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify us by sending a written request to Northern Growers, LLC, c/o POET Biorefining - Big Stone, 48416 144th Street, Big Stone City, South Dakota 57216.

OTHER MATTERS

The Board knows of no other matter to be acted upon formally at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Steve Street
Steve Street
April 30, 2007	President of the Board of Managers